UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 29, 2024
PayPal Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36859	47-2989869
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)
2211 North First Street
San Jose, CA 95131
(Address of principal executive offices)

(408) 967-1000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	PYPL	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2024, PayPal Holdings, Inc. (the “Company,” and collectively with its consolidated subsidiaries, “PayPal”) announced the appointment of Christopher Natali as the Company’s Vice President, Chief Accounting Officer, effective June 20, 2024.

Mr. Natali, age 47, previously served as Chief Accounting Officer and Interim Chief Financial Officer of Alteryx, Inc., since March 2024, and Chief Accounting Officer of Alteryx since January 2022. As Chief Accounting Officer of Alteryx, he was responsible for global accounting operations, external reporting, tax, treasury and procurement. Prior to that, Mr. Natali was Vice President, Assistant Corporate Controller for Hewlett Packard Enterprise (HPE) from June 2015 to January 2022, where he was responsible for external reporting, corporate accounting, global accounting policies and procedures, Sarbanes Oxley compliance, mergers and acquisitions, financial diligence and integration and revenue recognition. Prior to HPE, Chris held roles of increasing responsibility in finance and accounting at Gymboree, Hyatt Hotels Corporation and Hewitt Associates. He began his career in the audit practices of Arthur Andersen and Deloitte.

Mr. Natali was not selected as the Company’s Vice President, Chief Accounting Officer pursuant to any arrangement or understanding between him and any other person. Mr. Natali does not have any family relationship with any director or executive officer of the Company, or person nominated or chosen by the Company to become a director or executive officer, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Natali’s appointment as Vice President, Chief Accounting Officer, the Company entered into an offer letter with Mr. Natali (the “Offer Letter”) setting forth the terms of his employment and compensation. Pursuant to the Offer Letter, Mr. Natali will be an at-will employee and will be entitled to an annual base salary of $400,000 and eligible for an annual target bonus of 45% of his annual base salary pursuant to PayPal’s Annual Incentive Plan, which will be pro-rated for 2024 based on his start date. Mr. Natali is also eligible to receive a one-time sign on bonus of $1,000,000, payable in two installments and contingent on Mr. Natali remaining employed with PayPal on the date of each payment, provided that such sign on bonus is subject to recovery if Mr. Natali resigns from PayPal or his employment is terminated for cause within certain timeframes set forth in the Offer Letter.

The Offer Letter also provides that Mr. Natali will receive an initial grant of restricted stock units having a targeted grant date value of $2,000,000 (the “RSUs”). One-third (1/3) of the RSUs will vest on the first anniversary of the grant date, with one-twelfth (1/12) of the RSUs vesting on each quarterly vest date thereafter, conditioned upon Mr. Natali’s continued employment with a PayPal company. The RSUs are expected to be awarded on or about July 15, 2024. The number of PayPal shares subject to the RSUs will be equal to the targeted grant date value divided by the average PayPal stock closing price for the 30 trading days prior to the grant date of the RSUs, rounded up to the nearest whole share.

Mr. Natali will be eligible to participate in the PayPal Holdings, Inc. Executive Change in Control and Severance Plan as amended and restated effective as of September 27, 2021, as it may be amended or restated from time to time. As an executive of the Company, Mr. Natali will also be eligible to participate in the Company’s deferred compensation plan. The Company will also enter into an indemnification agreement with Mr. Natali substantially in the form as applicable to other similarly situated executive officers of the Company.

The foregoing description of the Offer Letter and compensation arrangements does not purport to be complete and is qualified in its entirety by reference to the Offer Letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title or Description
10.1	Offer Letter, dated May 28, 2024, by and between PayPal Holdings, Inc. and Christopher Natali
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PayPal Holdings, Inc.
(Registrant)

Date: June 3, 2024	/s/ Brian Y. Yamasaki
Name: Brian Y. Yamasaki
Title: Vice President, Corporate Legal and Secretary